UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Reference is made to the second paragraph of Item 2.05 of CallWave’s Current Report on Form 8-K, filed January 23, 2008 (the “Current Report”), which read: “CallWave and its auditors are in the process of finalizing a good-faith estimate of the costs of the restructuring, and CallWave expects to release that figure at or prior to its quarterly earnings call for the quarter ended December 31, 2007.” That statement incorrectly described the process by which CallWave was estimating the restructuring costs and should have read, and is hereby amended and restated in its entirety, as follows:

“CallWave is in the process of finalizing a good-faith estimate of the costs of the restructuring, which it intends to discuss with its auditors to ensure that the costs are calculated in compliance with United States Generally Accepted Accounting Principles. CallWave expects to release that figure at or prior to its quarterly earnings call for the quarter ended December 31, 2007.”

As previously disclosed in the Current Report, CallWave implemented a reduction in force as part of its operations realignment. CallWave has now completed its estimate of the costs of the restructuring. As a result of the reorganization the Company will incur a one time charge of approximately $800,000 to $1,000,000, associated primarily with severance, health insurance, and accelerated stock option compensation expense.

In addition, CallWave anticipates closing and consolidating certain facilities. CallWave will accrue costs associated with facility closures at the time of exit from the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC., a Delaware corporation

Date: February 11, 2008	By:	/s/ Mark Stubbs
Mark Stubbs
Chief Financial Officer